                                                                    EXHIBIT 12.1

                           MAXXAM GROUP HOLDINGS INC.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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
                                   NINE MONTHS
                                      ENDED
                                  SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                 ---------------     ------------------------------------------------
                                 1996      1995      1995      1994       1993       1992       1991
                                 -----     -----     -----     -----     ------     ------     ------
                                                       (IN MILLIONS OF DOLLARS)
Historical:
Earnings are calculated as
  follows:
  Income (loss) before income
     taxes, minority interests,
     extraordinary item and
     cumulative effect of
     changes in accounting
     principles................  $ 3.4     $ 2.3     $ 5.9     $16.1     $(17.7)    $(10.7)    $ 42.1
  Add (deduct):
     Fixed charges as
       calculated below........   58.8      58.4      78.0      77.5       81.9       91.4       94.2
                                 -----     -----     -----     -----     ------     ------     ------
                                 $62.2     $60.7     $83.9     $93.6     $ 64.2     $ 80.7     $136.3
                                 =====     =====     =====     =====     ======     ======     ======
Fixed charges are calculated as
  follows:
  Interest expense.............  $56.1     $56.1     $74.9     $74.6     $ 78.5     $ 89.5     $ 94.2
  Amortization of deferred
     financing costs...........    2.3       2.1       2.9       2.8        3.4        1.9         --
  Interest component of rental
     expense...................     .4        .2        .2        .1         --         --         --
                                 -----     -----     -----     -----     ------     ------     ------
                                 $58.8     $58.4     $78.0     $77.5     $ 81.9     $ 91.4     $ 94.2
                                 =====     =====     =====     =====     ======     ======     ======
Ratio of earnings to fixed
  charges......................    1.1x      1.0x      1.1x      1.2x                             1.4x
                                 =====     =====     =====     =====                           ======
Fixed charge coverage
  deficiency...................                                          $(17.7)    $(10.7)
                                                                         ======     ======
Pro Forma:
Earnings are calculated as
  follows:
  Income (loss) before income
     taxes, minority interests,
     extraordinary item and
     cumulative effect of
     changes in accounting
     principles................  $ 1.3               $ 3.2
  Add (deduct):
     Fixed charges as
       calculated below........   71.1                94.4
                                 -----               -----
                                 $72.4               $97.6
                                 =====               =====
Fixed charges are calculated as
  follows:
  Interest expense.............  $67.8               $90.5
  Amortization of deferred
     financing costs...........    2.9                 3.7
  Interest component of rental
     expense...................     .4                  .2
                                 -----               -----
                                 $71.1               $94.4
                                 =====               =====
Ratio of earnings to fixed
  charges......................    1.0x                1.0x
                                 =====               =====
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